Exhibit 99.1

Press Release

INTERACTIVE DATA ANNOUNCES ADOPTION OF ALL PROPOSALS AT ANNUAL MEETING OF STOCKHOLDERS

BEDFORD, Mass – May 19, 2005 – Interactive Data Corporation (NYSE: IDC) today announced preliminary results from its Annual Meeting of Stockholders, held earlier today in New York. All proposals were adopted overwhelmingly with each receiving well over 80% of the vote of the Company’s stockholders.

Proposal One: Election of Directors

The following nine directors were re-elected by stockholders to serve another one-year term: Stuart J. Clark, William T. Ethridge, John Fallon, Donald P. Greenberg, Alan J. Hirschfield, Philip J. Hoffman, John C. Makinson, Carl Spielvogel, and Allan R. Tessler. Stockholders also elected Olivier Fleurot to the board of directors. Mr. Fleurot is currently chief executive officer of the Financial Times newspaper and FT.com, both of which are wholly owned by Pearson plc, which owns approximately 60% of the outstanding common stock of Interactive Data. Mr. Fleurot also is a member of the Pearson Management Committee.

“We are pleased to welcome Olivier to the Board,” stated John Makinson, chairman of the Interactive Data Board of Directors. “As Interactive Data continues to expand its business around the world by building stronger, broader relationships with its clients, I believe the Company will benefit from Olivier’s vast experience, management expertise and wise counsel.”

Mr. Fleurot has served as chief executive officer of the Financial Times newspaper and the FT.com website since January 2003. He has been a member of the Pearson Management Committee since October 2002. From January 1999 until December 2002, Mr. Fleurot was managing director of the Financial Times newspaper and was promoted in October 2001 to managing director of the Financial Times’ worldwide print and online business. Since November 1999, he has also been responsible for coordinating Pearson’s other main newspaper activities, including Les Echos in France and Financial Times Deutschland. From November 1996 until December 1998, Mr. Fleurot served as chief executive officer at Les Echos group, France’s leading business newspaper, a business he had worked at since 1988.

Proposal Two: Re-approval of Performance Criteria under 2000 Long-Term Incentive Plan

Stockholders re-approved the performance criteria under the Company’s 2000 Long-Term Incentive Plan for the purposes of granting “performance-based compensation” awards in compliance with the requirements of Section 162(m) of the Internal Revenue Code. The purpose of the 2000 Long-Term Incentive Plan is to attract, retain, motivate and reward Interactive Data’s key personnel.

Proposal Three: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditor

Stockholders also ratified the appointment of PricewaterhouseCoopers LLP as Interactive Data’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

In addition to the adoption of these proposals, Stuart Clark, Interactive Data’s president and chief executive officer delivered a presentation to stockholders in attendance that detailed the Company’s accomplishments during 2004 and highlighted its first-quarter 2005 results and achievements. The presentation is available on the investor relations section of Interactive Data’s website at www.interactivedata.com.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act and laws. These statements include our statements discussing the global expansion of our business and the development of stronger, broader customer relationships. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our data centers; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new product offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment adviser; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xiv) our ability to successfully complete the consolidation of our data centers and achieve anticipated benefits; (xv) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; and (xvi) our ability to comply on an ongoing basis with the rules and regulations set forth in and/or adopted pursuant to the Sarbanes-Oxley Act. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world's best-known financial service and software companies subscribe to the Company's services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS

Investor Contact:
Andrew Kramer
Director of Investor Relations
781-687-8306
Andrew.Kramer@interactivedata.com